Exhibit 99.1

FOR RELEASE April 22, 2004; 6:30 a.m. EST

StanCorp Financial Group, Inc. Reports First Quarter 2004 Results

PORTLAND, Ore. — April 22, 2004 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the first quarter of 2004 of $1.48 per diluted share, compared to $1.10 per diluted share for the first quarter of 2003. Net income for the same periods was $43.6 million and $32.2 million, respectively. After-tax net capital gains were $2.9 million for the first quarter of 2004, compared to after-tax net capital losses of $0.7 million for the first quarter of 2003. Net income excluding after-tax net capital gains was $1.38 per diluted share for the first quarter of 2004. Net income excluding after-tax net capital losses was $1.12 per diluted share for the first quarter of 2003. (See discussion of non-GAAP financial measures below.)

Factors contributing to the increase in net income for the first quarter of 2004 included favorable claims experience in the Company’s employee benefits and individual disability insurance businesses and strong growth in assets under management in its retirement plans and individual annuities businesses.

“We are pleased with the financial results for the first quarter, which reflect solid contributions from all of our businesses,” said Eric E. Parsons, president and chief executive officer. “As expected, we are currently experiencing slowed premium growth in our employee benefits business, which we attribute to the economic conditions of the last two years. However, we continue to be optimistic about the growth prospects for all of our businesses going forward.”

Business Segments First Quarter Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $50.1 million for the first quarter of 2004, compared to $44.6 million for the first quarter of 2003. The increase in income before income taxes was primarily due to very favorable claims experience, offset in part by reserves of approximately $9 million as a result of a pricing miscalculation on long term disability contracts with one large Employee Benefits customer. The contracts include three year rate guarantees and the reserves established are adequate to cover deficiencies reasonably anticipated for the three year period. The pricing of the contracts was not reviewed in accordance with established review procedures. Actions have been taken to assure that established pricing review procedures will be followed in the future.

As a result of the favorable claims experience, the benefit ratio for this segment was better than expected at 79.7% for the first quarter of 2004, compared to 81.3% for the first quarter of 2003. The improvement in the benefit ratio was driven in part by the release of $3 million of reserves as the result of continuing favorable claims recovery patterns. The benefit ratio also included the reserves of approximately $9 million discussed above.

The Company’s expected benefit ratio range for the segment is 81% to 83%, but can fluctuate widely from quarter to quarter.

Excluding experience rated refunds of $4.4 million and $6.2 million for the first quarter of 2004 and 2003, respectively, premiums for the Employee Benefits segment were $382.4 million for the first quarter of 2004, compared to $382.1 million for the first quarter of 2003. Sales for the first quarter of 2004 were $32.7 million, compared to $46.9 million for the first quarter of 2003. Employee Benefits new sales continue to be hampered by current economic conditions, including slow job growth and the impact of medical cost inflation on employer budgets.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $11.2 million for the first quarter of 2004, compared to $8.4 million for the first quarter of 2003. The increase in income before income taxes was primarily due to favorable claims experience, including an increased number of claims closures. As a result of the favorable claims experience, the benefit ratio for this segment was better than expected at 78.6% for the first quarter of 2004. The benefit ratio for the first quarter of 2003 was 87.7%. For 2004, the benefit ratio is expected to be in the range of 80% to 95%. The benefit ratio can fluctuate widely from quarter to quarter.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $1.7 million for the first quarter of 2004, compared to $0.7 million for the first quarter of 2003. Fees associated with assets under management were higher in the first quarter of 2004 compared to the same period a year ago, as assets under management increased to $2.76 billion at March 31, 2004, compared to $1.89 billion a year ago. The increase in assets under management was due to continued deposit growth, good customer retention, strong sales and higher market values of equity investments in the separate account.

Other

StanCorp’s other businesses reported income before income taxes of $4.2 million for the first quarter of 2004, compared to a loss before income taxes of $4.2 million for the first quarter of 2003. Income before income taxes for the first quarter of 2004 included net capital gains of $4.5 million compared to net capital losses of $1.1 million for the first quarter of 2003. Net capital gains in the quarter resulted from sales of bonds and real estate.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). Supporting both internal and external investor demand, SMI originated $176.8 million of commercial mortgage loans in the first quarter of 2004, compared to $207.2 million for the same period a year ago. The level of commercial mortgage loan originations in any quarter is influenced by market conditions as the Company responds to changes in interest rates and available spreads and to borrower demand.

Investments

At March 31, 2004, the overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s). Gross unrealized gains related to the fixed maturity securities portfolio at March 31, 2004, totaled $348.6 million. Gross unrealized losses totaled $2.5 million. At March 31, 2004, the amount of the fixed maturity securities portfolio that was below investment grade was $158.8 million, or 3.4%, which included $100.4 million in an outside managed high-yield portfolio.

At March 31, 2004, the investment portfolio held 65.7% fixed maturity securities and 33.1% commercial mortgage loans, with the remainder in real estate. The Company is investing more cash flows into commercial mortgage loans over time to move the portfolio to an allocation of approximately 60% fixed maturity securities and 40% commercial mortgage loans. Depending on commercial mortgage loan prepayment activity, we anticipate that commercial mortgage loans will approximate 38% of the investment portfolio by the end of 2004 and 40% by the end of 2005.

Shares Outstanding

Diluted weighted average shares outstanding for the first quarter of 2004 and 2003 were 29.5 million and 29.2 million, respectively. During the first quarter of 2004, StanCorp repurchased 181,100 shares at a total cost of $11.8 million. The Company’s most recent authorized share repurchase program will expire on December 31, 2005.

Financial Objectives

StanCorp has three publicly stated financial objectives intended to provide a general overview of management’s expectations for long-term trends in its financial performance. The financial objectives, which include non-GAAP financial measures, as discussed below, are to:

•	Grow premiums by 10% to 12% per year. Due to the current economic conditions, including slow job growth and the impact of medical cost inflation on employer budgets, the Company’s premium growth target range for 2004 is 6.5% to 8%. First quarter 2004 premium growth was below the target range and new Employee Benefits sales were down relative to the first quarter of 2003. As such, the Company may have difficulty achieving the target range in 2004. However, we affirm the target range at this time and will monitor the trend of premium and new sales growth closely. We assume economic conditions for employers will improve for 2005 and therefore premium growth will return to the 10% to 12% range.

•	Grow net income per diluted share 12% to 15% per year, excluding after-tax net capital gains and losses. We have reduced our expectations for growth in net income per diluted share for the full year 2004 when measured on a percentage basis to reflect:

°	the higher earnings base established in 2003 as a result of stronger than anticipated 2003 financial results,

°	reduced premium growth as discussed above,

°	a budgeted pre-tax expense of approximately $13 million for improvements to our Employee Benefits systems to enhance customer service and secure operating efficiencies in future years, and

°	the effect of favorable and sustained claim recovery patterns. Should these recovery patterns continue throughout 2004 the positive impact to earnings for the full year could be as much as $12 million pre-tax.

As a result, for 2004 we estimate net income per diluted share, excluding after-tax net capital gains and losses, to be in the range of $5.35 to $5.45, compared to $5.12 for 2003. The growth in net income per diluted share for years beyond 2004 is expected to return to our target range of 12% to 15% per year.

•	Achieve a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% for 2005. For the first quarter of 2004, return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, was 14.0%. We affirm our objective of achieving a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% for 2005.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with over 30,600 group insurance policies in force covering almost 6.4 million employees as of March 31, 2004. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s first quarter 2004 results today, April 22, 2004, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media Player™ will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 11, 2004.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code #487480. The replay will be available through May 2, 2004.

Disclosure

Information in this earnings release includes certain statements that are not based on historical facts. These statements are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance, and are identified by words such as “believes,” “expects,” “intends,” “may,” “will,” “if,” “should,” “anticipates,” or the negative of those words or other comparable terminology.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) adequacy of reserves established for future policy benefits; (ii) claims experience and deterioration in morbidity, mortality and persistency;

(iii) events of terrorism, natural disasters, or other catastrophic events; (iv) availability and adequacy of reinsurance and catastrophe reinsurance coverage; (v) potential charges resulting from membership in a catastrophe reinsurance pool; (vi) changes in interest rates or the condition of the economy; (vii) the impact of rising medical costs on employer budgets for employee benefits; (viii) ability to successfully integrate business assumed through reinsurance; (ix) ability of assumed business to perform as expected; (x) declines in asset credit quality and increases in delinquencies on fixed maturity securities and commercial mortgage loans; (xi) adequacy of investment reserves; (xii) estimates of fair values of fixed maturity securities; (xiii) commercial mortgage loan illiquidity; (xiv) concentration of commercial mortgage loan assets collateralized in California; (xv) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xvi) competition from other insurers and financial services companies; (xvii) declines in financial strength ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) adverse findings in litigation or other legal proceedings; (xx) receipt of dividends from our subsidiaries; (xxi) adequacy of the diversification of risk by industry, geography and customer size; (xxii) adequacy of matching between assets and liabilities; (xxiii) achievement of financial objectives, including growth of premiums, earnings, assets under management including performance of equities in the separate account, return on equity, or expense management objectives; (xxiv) ability to attract and retain employee sales representatives and managers; (xxv) concentration of risk inherent in group life products; (xxvi) changes in employment or wage growth; and (xxvii) the level of commercial mortgage loan prepayment activity.

Given these uncertainties or circumstances, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

or

Scott Hibbs

(503) 321-7529

E-mail: shibbs@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended March 31
	2004	2003
	Unaudited
Revenues:
Premiums:
Employee Benefits	$378.0	$375.9
Individual Insurance	22.4	20.3
Retirement Plans	6.3	5.1

Total premiums	406.7	401.3

Net investment income:
Employee Benefits	62.3	61.7
Individual Insurance	27.9	27.2
Retirement Plans	14.3	14.2
Other	7.2	4.0

Total net investment income	111.7	107.1
Net capital gains (losses)	4.5	(1.1)
Other	1.6	1.4

Total revenues	524.5	508.7

Benefits and expenses:
Benefits to policyholders	319.4	324.2
Interest credited	18.3	18.6
Operating expenses	72.7	71.0
Commissions and bonuses	38.0	35.5
Premium taxes	7.2	6.7
Interest expense	4.4	4.4
Net increase in deferred acquisition costs and value of business acquired	(2.7)	(1.2)

Total benefits and expenses	457.3	459.2

Income (loss) before income taxes:
Employee Benefits	50.1	44.6
Individual Insurance	11.2	8.4
Retirement Plans	1.7	0.7
Other	4.2	(4.2)

Total income before income taxes	67.2	49.5

Income taxes	23.6	17.3

Net income	43.6	32.2

Other comprehensive income net of tax:
Unrealized capital gains on securities available for-sale, net	58.8	21.1
Reclassification adjustment for net capital gains included in net income, net	(2.7)	(0.6)

Total	56.1	20.5

Comprehensive income	$99.7	$52.7

Net income per common share:
Basic	$1.49	$1.11
Diluted	1.48	1.10

Weighted-average common shares outstanding:
Basic	29,170,374	28,934,602
Diluted	29,537,927	29,222,728

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2004	December 31, 2003
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,712.7	$4,524.8
Commercial mortgage loans, net	2,376.6	2,319.8
Real estate, net	80.3	77.2
Policy loans	4.4	4.6

Total investments	7,174.0	6,926.4
Cash and cash equivalents	71.9	34.5
Premiums and other receivables	76.5	73.3
Accrued investment income	86.9	82.8
Amounts recoverable from reinsurers	882.4	871.9
Deferred acquisition costs and value of business acquired, net	199.4	200.7
Property and equipment, net	70.5	71.3
Other assets	40.0	35.1
Separate account assets	1,847.2	1,685.7

Total assets	$10,448.8	$9,981.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,333.8	$4,294.9
Other policyholder funds	2,183.7	2,100.3
Deferred tax liabilities	177.0	153.7
Short-term debt	2.6	2.7
Long-term debt	272.0	272.0
Other liabilities	233.9	162.9
Separate account liabilities	1,847.2	1,685.7

Total liabilities	9,050.2	8,672.2

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 29,154,178 and 29,300,723 shares issued at March 31, 2004 and December 31, 2003, respectively	662.8	673.4
Accumulated other comprehensive income	216.4	160.3
Retained earnings	519.4	475.8

Total shareholders’ equity	1,398.6	1,309.5

Total liabilities and shareholders’ equity	$10,448.8	$9,981.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended March 31
	2004	2003
	Unaudited
Reconciliation of non-GAAP financial measures:
Total premiums	$406.7	$401.3
Experience rated refunds*	(4.4)	(6.2)

Total premiums adjusted to exclude experience rated refunds	$411.1	$407.5

Net income	$43.6	$32.2
After-tax net capital gains (losses)	2.9	(0.7)

Net income excluding after-tax net capital gains (losses)	$40.7	$32.9

Net capital gains (losses)	$4.5	$(1.1)
Taxes on net capital gains (losses)	1.6	(0.4)

After-tax net capital gains (losses)	$2.9	$(0.7)

Diluted earnings per common share:
Net income	$1.48	$1.10
After-tax net capital gains (losses)	0.10	(0.02)

Net income excluding after-tax net capital gains (losses)	$1.38	$1.12

Shareholders’ equity	$1,398.6	$1,197.6
Accumulated other comprehensive income	216.4	167.9

Shareholders’ equity excluding accumulated other comprehensive income	$1,182.2	$1,029.7

Net income return on average equity	12.9%	11.0%
Net income return on average equity (excluding accumulated other comprehensive income)	15.0	12.7
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income)	14.0	12.9

Benefit ratio (the ratio of policyholder benefits to premiums):
Employee Benefits (including interest credited)	79.7%	81.3%
Individual Insurance	78.6	87.7

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$62.6	$41.5
Net gain from operations after federal income taxes and before realized capital gains/losses	34.3	23.4

	March 31, 2004	December 31, 2003
	Unaudited
Capital and surplus	$864.9	$876.1
Asset valuation reserve	58.0	54.3

*	Adjustments on certain large group insurance contracts that are based on claims experience in the Employee Benefits segment.